Exhibit 6.2


                              CONSULTING AGREEMENT


     CONSULTING AGREEMENT (this "Agreement") dated as of __ day of May between Kidstoysplus.com, Inc. (the "Company"), a Nevada corporation, and Albert R. Timcke (Consultant), a British Columbia resident.

     WHEREAS, the Company desires to retain Consultant to render consulting and advisory services for the Company on the terms and conditions set forth in this Agreement, and Consultant desires to be retained by the Company on such terms and conditions.

     NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.   Engagement of Consultant; Services to be Performed.

     1.1. The Company hereby retains Consultant to render such consulting and advisory services as the Company may request. Consultant hereby accepts such engagement and agrees to perform such services for the Company upon the terms and conditions set forth in this Agreement.

     1.2. During the Term (as defined in Section 2), Consultant shall devote such time, attention, skill and energy to the business of the Company as may be reasonably required to perform the services required by this Agreement up to a maximum time commitment of 100 hours in any calendar month, and shall assume and perform to the best of his ability such reasonable responsibilities and duties as the Company shall assign to Consultant from time to time.

     1.3. Consultant shall perform the services hereunder primarily at the Company's principal office but he shall, at the Company's expense, also be required to render the services at such other locations as the Company may specify from time to time.

     1.4. In rendering services hereunder, Consultant shall be acting as an independent contractor and not as a employee or agent of the Company. As an independent contractor, Consultant shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership. Consultant shall be responsible for the payment of all federal, state, provincial or local taxes payable with respect to all amounts paid to Consultant under this Agreement; provided, however, that if the Company is determined to be liable for collection and/or remittance of any such taxes, Consultant shall immediately reimburse the Company for all such payments made by the Company.

     2. Term. Unless terminated at an earlier date in accordance with Section 4, this Agreement shall commence as of the date first written above and shall continue for a continuous period of sixty (60) months (the "Term").

3.   Compensation.

     3.1 Compensation As compensation in full for Consultant's services hereunder, the Company shall pay to Consultant a consulting fee at the rate of $1,000 per month. Should Consultant incur greater than 100 hours per month providing consulting services to the Company under this Agreement, the Company shall pay Consultant at the rate of $50 per hour plus applicable taxes in excess of 100 hours upon receipt of a satisfactory invoice therefor. The consulting fee shall be payable to Consultant in arrears at the end of each calendar month during the Term and a prorated portion of such fee shall be payable upon termination of this Agreement if such termination occurs other than at the end of a month.

3.2 Stock Options. The Company also agrees to offer to the Consultant the option to purchase, upon the terms and conditions set forth in this Section 3, one million one hundred thousand (1,100,000) common shares (the "Options").


3.3. Exercise Price. The exercise price of the Options shall be as follows:


     Number of Options                          Exercise Price
     -----------------                          --------------
         500,000                                    $0.10
         600,000                                    $0.25


3.4. Vesting. The Options shall be fully vested and exercisable as of the date of this Agreement.

3.5. Options not Transferable. Unless otherwise specified in this Agreement or by the Board of Directors of the Company (the "Board"), this Option and the rights and privileges conferred by this Agreement may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by this Agreement contrary to the provisions hereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by this Agreement, such Option shall thereupon terminate and become null and void.

3.6. Expiration and Termination: Options shall expire on the earlier of:

          (a) May 15, 2005.

          (b)  Termination  of Service as  Consultant:  The expiration of thirty
          (30) days from the date of the Consultant's removal (with or without cause) pursuant to Section 4 of this Agreement, resignation or other termination as consultant.

          (c) Termination Due to Death or Disability: The expiration of one (1) year from the date of the death or Disability (as defined below) of the Consultant, assuming that Consultant was serving as consultant at the time of such death or Disability.

     Notwithstanding the occurrence of one of the above events, the exercise period may be extended in the sole discretion of the Board until a date not later than the expiration date of the Options. If Consultant's term as advisory member is terminated by death, any Options held by the Consultant shall be exercisable only by the person or persons to whom such Consultant's rights under such Options shall pass by the Consultant's will or by the laws of descent and distribution of the state or county of the Consultant's domicile at the time of death.

     3.7. Distributions, Reorganization or Liquidation. In the case of any share distribution, share split, liquidation or like change in the nature of common shares covered by this Agreement, the number of common shares and exercise price shall be proportionately adjusted as set forth below.

          (a) If (i) the Company shall at any time be involved in a transaction described in Section 424(a) of the Code (or any successor provision) or any "corporate transaction" described in the regulations thereunder; (ii) the Company shall declare a distribution payable in, or shall subdivide or combine, its common shares or (iii) any other event with substantially the same effect shall occur, the Board shall, with respect to each outstanding Option, proportionately adjust the number of shares of common shares and/or the exercise price per common shares so as to preserve the rights of the Consultant substantially proportionate to the rights of the Consultant prior to such event, and to the extent such action shall include an increase or decrease in the number of common shares subject to outstanding options, the number of Common Shares available under this Agreement shall automatically be increased or decreased, as the case may be, proportionately, without further action on the part of the Board, the Company or the Company's shareholders.

          (b) If the Company is liquidated or dissolved, the Options may be exercised prior to the effective date of such liquidation or dissolution. If the Consultant does not exercise his Options prior to such effective date, each outstanding option shall terminate as of the effective date of the liquidation or dissolution.

     3.8. Exercise of Options. The Options shall be exercisable, in whole or in part, until termination; provided, however, if the Consultant is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to the common shares, he shall be precluded from selling or transferring any common shares or other security underlying an Option during the six (6) months immediately following the grant of that Option. If less than all of the Common Shares included in the Options are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. Only whole Common Shares may be issued pursuant to the Options, and to the extent that the Options cover less than one (1) Common Share, they are unexercisable.

          Each exercise of the Option shall be by means of delivery of a notice of election to exercise (which may be in the form attached hereto as Exhibit A) to the Company at its principal executive office, specifying the number of common shares to be purchased and accompanied by payment in cash by certified check or cashier's check in the amount of the full exercise price for the Common Shares to be purchased. During the lifetime of the Consultant, the Options are exercisable only by the Consultant.

     3.9. Professional Advice. The acceptance of the Options and the sale of Common Shares issued pursuant to the exercise of Options may have consequences under federal and state tax and securities laws, which may vary depending upon the individual circumstances of the Consultant. Accordingly, the Consultant acknowledges that he has been advised to consult his personal legal and tax advisor in connection with this Agreement and his dealings with respect to the Options for the Common Shares. Without limiting other matters to be considered, the Consultant should consider whether upon the exercise of Options, the Consultant will file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code.

4. Termination By the Company.

     4.1 For Cause. Company will have the right to immediately terminate Consultant's services and this Agreement for cause. "Cause" means: any material breach of this Agreement by Consultant, including, without limitation, breach of Consultant's covenants in Sections 6 and 7; any failure to perform assigned job responsibilities that continues unremedied for a period of ten (10) days after written notice to Consultant by Company; conviction of a felony or failure to contest prosecution for a felony; violation of any statute, rule or regulation, any of which in the judgment of Company is harmful to the business of the Company or to Company's reputation; unethical practices; dishonesty; disloyalty; or any reason that would constitute cause under the laws of Nevada. Upon termination of Consultant's engagement hereunder for cause or upon the death or disability of Consultant, Consultant will have no rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which Consultant's death or disability occurred.

          For purposes of this Agreement, "disability" means the incapacity or inability of Consultant, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of Company and confirmed in writing by such doctor, to perform the essential functions of Consultant's position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Company will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days.

     4.2 Without Cause. Company may terminate Consultant's engagement under this Agreement without cause and without advance notice; provided, however, that Company will continue to pay, as severance pay, Consultant's Base Salary at the rate in effect on the termination date for a period of ten (10) days; provided, further, that Company will be entitled to offset any severance pay otherwise payable to Consultant by the amount of any compensation or consulting fees being paid to Consultant by another party while severance pay would otherwise be payable. Such payments will be at usual and customary pay intervals of Company and will be subject to all appropriate deductions and withholdings. Upon termination, Consultant will have no rights to any unvested benefits or any other compensation or payments except as stated in this paragraph.

     4.3  Termination  By  Consultant.  Consultant  may  terminate  Consultant's engagement under this Agreement for any reason provided that Consultant gives Company at least thirty (30) days' notice in writing. Company may, at its option, accelerate such termination date to any date at least two weeks after Consultant's notice of termination. Company may, at its option, relieve Consultant of all duties and authority after notice of termination has been provided. All compensation, payments and unvested benefits will cease on the termination date.

5. Expenses. In addition to the payment of consulting fees set forth above, the Company shall reimburse Consultant all actual out-of-pocket costs for long-distance telephone services, facsimile transmissions, photocopying, courier services and postage, and all reasonable travel, lodging and per diem expenses, that he shall incur in connection with the rendering of Consultant's services; provided that the Company shall have no obligation to reimburse any of such expenses except upon provision by Consultant of adequate documentation thereof in such form as the Company shall reasonably request; and provided further, that the Company shall have no such obligation in respect of any travel, lodging or per diem expenses unless the travel to which such expenses relate shall have been authorized in advance by the Company.

6.   Ownership of Intellectual Property.

     6.1 Background Technology. Exhibit B hereto lists any and all technology that (i) Consultant intends to use in performing the services hereunder, (ii) is either owned solely by Consultant or licensed to Consultant with a right to sublicense and (iii) is in existence in the form of a writing or working prototype prior to the date of this Agreement ("Background Technology").

     6.2 Notification and Disclosure. Consultant shall promptly notify the Company in writing of the existence and nature of, and shall promptly and fully disclose to the Company, any and all ideas, designs, practices, processes, apparatus, improvements and inventions (all of which are hereinafter referred to as "Inventions") that Consultant has conceived or first actually reduced to practice and/or may conceive or first actually reduce to practice during the Term or which Consultant may conceive or reduce to practice within six months after the Term, if such inventions relate to a product or process upon which Consultant worked during the Term or during the period of his/her engagement.

     6.3 Ownership of Inventions. All such inventions shall be the sole and exclusive property of the Company or its nominee during the Term and thereafter, and, except for Consultant's rights in any Background Technology, Consultant hereby assigns to the Company all its right, title and interest in and to any and all such inventions.

          Whenever the Company so requests, Consultant shall execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or convenient in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such inventions and in order to assign and convey to the Company or its nominee the sole and exclusive right, title and interest in and to all such inventions.

          Consultant shall aid and assist the Company in any interference or litigation pertaining to such inventions, and the Company shall bear all expenses reasonably incurred by Consultant at the request of the Company. In this connection, if any such aid or assistance requires any expenditure of Consultant's time after the Term, Consultant shall be entitled to compensation for the time requested by the Company at a rate equal to the pro rata rate at which Consultant was being paid for a normal pay period immediately prior to the end of the Term.

     6.4 Limitation. Sections 6.2 and 6.3shall not apply to any invention meeting the following conditions:

          (i)  such invention was developed entirely on Consultant's own time;

          (ii) such invention was made without the use of any of the equipment, supplies, facility or trade secret information of the Company;

          (iii)such invention does not relate (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development; and

          (iv) such invention does not result from any service performed by Consultant for the Company.

     6.5 Copyrightable Material. All right, title, and interest in all copyrightable material which Consultant shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are hereby assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Consultant agrees to execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Consultant for the Company in performing the services hereunder shall be considered "works made for hire" as defined in the U.S. Copyright Act.

     6.6  Survival. This Section 6 shall survive the Term.

7. Protection of Trade Secrets, Know-How and/or Other Confidential Information of the Company.

7.1 Confidential Information. Except as permitted or directed by the Company, during the Term or at any time thereafter Consultant shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that Consultant has acquired or become acquainted with or will acquire or become acquainted with during the Term or during engagement by the Company prior to the Term, whether developed by Consultant or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, products or future products, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Consultant acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the Term, Consultant will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Consultant.

     7.2 Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Consultant which arises out of the performance of the services hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned to the Company.

     7.3 Return of Records. Upon termination of this Agreement, Consultant shall deliver to the Company all property that is in his possession and that is the Company's property or relates to the Company's business, including, but not limited to records, notes, data, memoranda, software, electronic information, models, equipment, and any copies of the same.

8.   Miscellaneous.

     8.1. Entire Agreement. This Agreement (including any exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

     8.2. Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     8.3. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

     8.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection
          (e), successors and assigns.

     8.5. Assignment. This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

     8.6. Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

     8.7. Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

                    Albert R. Timcke
                    -------------------------------
                    -------------------------------


          Any party may change the address set forth above by notice to each other party given as provided herein.

     8.8. Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     8.9. Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

     8.10.Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

     8.11.No Waiver. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Consultant shall constitute a waiver of any other right or breach by Consultant.

     8.12.Jurisdiction and Venue.  THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL
          COURT OR STATE COURT SITTING IN NEVADA, AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT. IF ANY PARTY COMMENCES ANY ACTION UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT IN ANOTHER JURISDICTION OR VENUE, ANY OTHER PARTY TO THIS AGREEMENT SHALL HAVE THE OPTION OF TRANSFERRING THE CASE TO THE ABOVE-DESCRIBED VENUE OR JURISDICTION OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

     8.13.Remedies. The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its discretion, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violations this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.


                                    Kidstoysplus.com, Inc.


                                    By  ----------------------------------------

                                    Its ----------------------------------------


                                   CONSULTANT


                                    By  ----------------------------------------
                                        Albert R. Timcke